As filed with the Securities and Exchange Commission on June 22, 2021

Registration No. 333-[●]

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CREATIVE REALITIES, INC.

(Exact name of registrant as specified in its charter)

13100 Magisterial Drive, Suite 100
Louisville, KY 40223
Minnesota	(502) 791-8800	41-1967918
(State or other jurisdiction of incorporation or organization)	(Address of principal executive offices)	(I.R.S. Employer Identification Number)

CREATIVE REALITIES, INC. 2014 STOCK INCENTIVE PLAN

(Full title of the plan)

Mr. Will Logan Chief Financial Officer 13100 Magisterial Drive, Suite 100 Louisville, KY 40223 (502) 791-8800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Bradley Pederson, Esq.

Maslon LLP

3300 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402

Telephone: (612) 672-8341

Fax: (612) 672-8341

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerate filer” and “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common stock, par value $0.01 per share (“Common Stock”)
2014 Stock Inventive Plan Stock Options	2,601,674	(2)	$3.10	(3)	$8,065,189.40	(3)	$879.91
2014 Stock Incentive Plan	3,398,326	(4)	$2.39	(5)	$8,121,999.14	(5)	$886.11
Total	6,000,000		-		$16,187,188.54		$1,766.02

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also include any additional shares of Common Stock that become issuable under the Registrant’s 2014 Stock Incentive Plan (as amended, the “Plan”) in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that increase the number of the outstanding shares of Common Stock.
(2)	Represents shares of Common Stock issuable upon the exercise of options to purchase shares of Common Stock outstanding under the Plan.
(3)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. The offering price per share of Common Stock and the aggregate offering price are based upon $3.10, which is the weighted-average exercise price for options to purchase Common Stock outstanding under the Plan.
(4)	Represents shares of Common Stock available for future issuance under the Plan.
(5)	Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per shares of Common Stock and the maximum aggregate offering price are based on the average of the $2.74 (high) and $2.03 (low) sale price of the Registrant's Common Stock as reported on the Nasdaq Capital Market on June 16, 2021, which date is within five business days prior to filing this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to plan participants as specified by Rule 428(b)(1) promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act. Such documents need not be filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” information into this Registration Statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Registration Statement, and later information that we file with the SEC will automatically update this Registration Statement. We incorporate by reference:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed on March 10, 2021;

(b)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed on May 17, 2021;

(c)	Our Current Reports on Form 8-K filed on January 7, 2021; January 15, 2021; February 3, 2021; February 19, 2021; March 4, 2021; and May 19, 2021;

(d)	The description of our Common Stock contained in the Registration Statement on Form S-1 filed on June 25, 2018 (File No. 333-225876), under the Securities Act of 1933, as amended (the “Securities Act”), including any amendment or report filed for the purpose of updating such description; and

(e)	The description of our common stock contained in our Registration Statement on Form 8-A/A (File No. 001-33169) filed on November 27, 2006, as the same may be amended from time to time.

All other documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. In this Registration Statement, these documents, and the documents enumerated above, are referred to as the “incorporated documents.”

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information furnished under Items 2.02 or 7.01 of Current Report on Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is subject to Minnesota Statutes, Chapter 302A, the Minnesota Business Corporation Act (the “Corporation Act”). Section 302A.521 of the Corporation Act provides in substance that, unless prohibited by its articles of incorporation or bylaws, a Minnesota corporation must indemnify an officer or director who is made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if certain criteria are met. These criteria, all of which must be met by the person seeking indemnification, are as follows: (a) such person has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; (b) such person must have acted in good faith; (c) no improper personal benefit was obtained by such person and such person satisfied certain statutory conflicts of interest provisions, if applicable; (d) in the case of a criminal proceeding, such person had no reasonable cause to believe that the conduct was unlawful; and (e) in the case of acts or omissions occurring in such person’s performance in an official capacity, such person must have acted in a manner such person reasonably believed was in the best interests of the corporation or, in certain limited circumstances, not opposed to the best interests of the corporation. In addition, Section 302A.521, subd. 3, requires payment by the Registrant, upon written request, of reasonable expenses in advance of final disposition in certain instances. A decision as to required indemnification is made by a majority of the disinterested directors present at a meeting at which a disinterested quorum is present, or by a designated committee of disinterested directors, by special legal counsel, by the disinterested shareholders, or by a court.

The Registrant also maintains a director and officer insurance policy to cover the Registrant, its directors and its officers against certain liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit	Description

4.1	Specimen certificate evidencing shares of Common Stock (incorporated by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form SB-2 (File No. 333-136972), filed with the SEC on August 29, 2006).

4.2*	Creative Realities, Inc. 2014 Stock Incentive Plan, as amended on July 10, 2020

4.3	Description of Registrant’s Securities (incorporated by reference to Exhibit 4.14 of Registrant’s Annual Report on Form 10-K for the fiscal year ended 12/31/2019)

5.1*	Opinion of Maslon LLP as to the legality of the securities being registered

23.1*	Consent of Deloitte and Touche LLP

23.2*	Consent of Maslon LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page hereof)

*	Filed herewith

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, State of Kentucky, on June 22, 2021.

CREATIVE REALITIES, INC.

By:	/s/ Richard Mills
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Richard Mills and Will Logan, and each of them, as his/her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his/her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Name	Title	Date

/s/ Richard Mills	Director, Chief Executive Officer	June 22, 2021
Richard Mills	(principal executive officer)

/s/ Dennis McGill	Chairman of the Board	June 22, 2021
Dennis McGill

/s/ Will Logan	Chief Financial Officer	June 22, 2021
Will Logan	(principal accounting and financial officer)

/s/ Donald A. Harris	Director	June 22, 2021
Donald A. Harris

/s/ Stephen Nesbit	Director	June 22, 2021
Stephen Nesbit

/s/ David Bell	Director	June 22, 2021
David Bell